Exhibit 99.(14)

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Comparison of Other Service Providers”, “Financial Statements and Experts”, and “Representations and Warranties” in the Proxy Statement and Prospectus and “Financial Statements” in the Statement of Additional Information of Morgan Stanley Institutional Fund, Inc. included in this Registration Statement on Form N-14. We also consent to the incorporation by reference of our reports, dated February 22, 2013 and February 25, 2013, on the financial statements and financial highlights of Morgan Stanley Focus Growth Fund and Growth Portfolio (one of the twenty-six portfolios constituting Morgan Stanley Institutional Fund, Inc.) respectively, as of December 31, 2012 included in this Registration Statement on Form N-14 of Morgan Stanley Institutional Fund, Inc.

/s/ Ernst & Young LLP

Boston, Massachusetts

October 16, 2013